Exhibit 99.1

Omega Protein Reports 2011 First Quarter Results

HOUSTON, May 5, 2011 – Omega Protein Corporation (NYSE symbol: OME), a nutritional ingredient company that is also the nation’s leading producer of Omega-3 fish oil and specialty fish meal products, today reported net income of $6.0 million ($0.32 per share) for the first quarter ended March 31, 2011, compared with net income of $1.0 million ($0.05 per share) for the first quarter of the previous year.

Revenues for the first quarter ended March 31, 2011 increased 75% to $56.4 million compared with revenues of $32.3 million for the comparable quarter in 2010. Revenue composition by product for the first quarter of 2011 was 70% fish meal, 23% fish oil, 5% other nutritional ingredients and 2% fish solubles and other.

The Company recorded operating income of $10.4 million, an 18.4% operating margin, for the first quarter of 2011, versus operating income of $2.3 million, a 7.0% operating margin for the first quarter of 2010.

The Company’s increased first quarter 2011 revenue, gross profit and gross profit as a percentage of revenue results, when compared to the first quarter 2010, primarily reflected a 76% increase in fish meal sales volumes attributable to export contract timing issues and a 40% increase in fish oil sales mainly due to export demand from the aquaculture industry, as well as a general increase in global fats and oils commodity pricing.

As previously disclosed, subsequent to March 31, 2011, the Company entered into a final settlement of all of its claims for costs and damages incurred as a result of the oil spill caused by the Deepwater Horizon explosion on April 20, 2010. As a result of the final settlement, on April 18, 2011 the Company received an additional payment of $26.2 million, net of fees and expenses, but before taxes, from the Gulf Coast Claims Facility which will be fully recognized during the second quarter of 2011. This settlement further strengthens the Company’s balance sheet which at March 31, 2011 had current assets of $127.3 million.

The Company’s conference call on its first quarter 2011 earnings will be held at 8:00 a.m., Central Daylight Time, on Friday, May 6, 2011. Any caller may dial 1-800-868-1837 (domestic callers) or 1-404-920-6440 (international callers) and enter the access code 136345# to join the call. Callers who wish to ask questions must first pre-register at the Company’s website (http://www.omegaproteininc.com/investors/relations.aspx). After pre-registering, the participant will receive an individual participant code and must enter that individual code to participate in the question and answer session.

About Omega Protein Corporation

Omega Protein Corporation is a nutrition and wellness company dedicated to delivering healthy products to the animal, human and plant nutrition industries. Omega Protein’s marine product lines are sourced from menhaden, an Omega-3 rich fish harvested along the Atlantic and Gulf coasts.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS: The statements contained in this press release that are not historical facts are forward-looking statements that involve a number of risks and uncertainties. Forward-looking information may be based on projections, predictions and estimates. Some statements in this press release may be forward-looking and use words like “may,” “may not,” “believes,” “do not believe,” “expects,” “do not expect,” “anticipates,” “do not anticipate,” or other similar expressions. The actual results of future events described in any of these forward-looking statements could differ materially from those stated in the forward-looking statements. Important factors that could cause actual results to be materially different from those forward-looking statements include, among others: (1) the Company’s ability to meet its raw material requirements through its annual menhaden harvest, which is subject to fluctuations due to natural conditions over which the Company has no control, such as varying fish population, fish oil yields, adverse weather conditions, natural and other disasters and disease; (2) the impact of laws and regulations that may be enacted that may restrict the Company’s operations or the sale of the Company’s products; (3) the impact of worldwide supply and demand relationships on prices for the Company’s products; (4) the Company’s expectations regarding demand and pricing for its products proving to be incorrect; (5) fluctuations in the Company’s quarterly operating results due to the seasonality of the Company’s business and its deferral of inventory sales based on worldwide prices for competing products; (6) the impact of the uncertain economic conditions, both in the United States and globally; (7) the effect of the Deepwater Horizon oil spill on the Company’s business, operations and fish catch, both short-term and long-term; (8) the business, operations, potential or prospects for Cyvex, the dietary supplement market or the human health and wellness segment generally; and (9) the possibility that the Company’s settlement of all claims arising from the Gulf of Mexico oil spill disaster will not be sufficient to compensate the Company for future claims for damages resulting from the oil spill. These and other factors are described in further detail in Omega’s filings with the Securities and Exchange Commission, including its reports on Form 10-K, Form10-Q and Form 8-K.

OMEGA PROTEIN CORPORATION

Statement of Operations

(Unaudited)

	Three Months Ended March 31,
	2011	2010
	(in thousands, except per share amounts)
Revenues	$56,402	$32,272
Cost of sales	40,709	26,302

Gross profit	15,693	5,970
Selling, general and administrative expense	4,851	3,267
Research and development expense	485	435
(Other proceeds/gain) loss relating to natural disaster and other, net	(18)	(1)

Operating income	10,375	2,269
Interest income (expense), net	(596)	(644)
Other income (expense), net	(60)	(89)

Income before income taxes	9,719	1,536
Provision for income taxes	3,765	557

Net income	$5,954	$979

Basic earnings per share	$0.32	$0.05

Weighted average common shares outstanding	18,879	18,739

Diluted earnings per share	$0.30	$0.05

Weighted average common shares and potential common share equivalents outstanding	19,565	18,773

OMEGA PROTEIN CORPORATION

CONDENSED BALANCE SHEET

(Unaudited)

	March 31, 2011	December 31, 2010
	(in thousands, except per share amounts)
ASSETS
Current assets	$127,330	$111,282
Property and equipment, net	111,425	111,726
Other assets	15,889	13,776

Total assets	$254,644	$236,784

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities	$30,072	$27,569
Long-term debt, less current maturities	29,570	30,307
Capital lease obligation, net of current portion	696	820
Deferred tax liability, net of current portion	16,228	12,209
Pension liabilities, net and other	7,919	8,352
Stockholders’ equity	170,159	157,527

Total liabilities and stockholders’ equity	$254,644	$236,784

Book value per share outstanding	$8.84	$8.37

CONTACT:

Investor Relations, (713) 623-0060 OR hq@omegahouston.com

Web site: www. omegaproteininc.com

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